                                                                    EXHIBIT 10.9

                               CREDIT AGREEMENT

                                     among

                             FISHER COMPANIES INC.

                                      and

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                        DOING BUSINESS AS SEAFIRST BANK

                                    as Agent

                                      and

            BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                        DOING BUSINESS AS SEAFIRST BANK

                                      and

                         U.S. BANK NATIONAL ASSOCIATION

                                    as Banks

                               dated May 26, 1998

                               TABLE OF CONTENTS


EXHIBITS:
--------
Exhibit A:  Forms of Revolving Notes
Exhibit B:  Form of CFO Certificate

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT ("Agreement") is made among FISHER COMPANIES INC., a Washington corporation ("Borrower"), Bank of America National Trust and Savings Association, doing business as SEAFIRST BANK, a national banking association, as agent ("Agent"), and the following financial institutions that are individually called a "Bank" and collectively called the "Banks," including their respective successors and/or assigns: Bank of America National Trust and Savings Association, doing business as SEAFIRST BANK (in its capacity as a Bank, "Seafirst"), and U.S. BANK NATIONAL ASSOCIATION ("U.S. Bank"). The parties agree as follows:

                                   ARTICLE 1
                                  Definitions

     All terms defined below shall have the meaning indicated. All references in this Agreement to:

          (a) "dollars" or "$" shall mean U.S. dollars;

          (b) "Article," "Section," or "Subsection" shall mean articles, sections, and subsections of this Agreement, unless otherwise indicated;

          (c) terms defined in the Washington version of the Uniform Commercial Code, R.C.W. (S)62A.9-101, et seq. ("UCC"), and not otherwise defined in this Agreement, shall have the meaning given in the UCC; and

          (d) an accounting term not otherwise defined in this Agreement shall have the meaning assigned to it under GAAP.

1.1  Adjusted LIBOR Rate

     shall mean for any day that per annum rate equal to the sum of (a) the LIBOR Margin, and (b) the quotient of (i) the LIBOR Rate as determined for such day, divided by (ii) the Reserve Adjustment. The Adjusted LIBOR Rate shall change with any change in the LIBOR Rate on the first day of each Interest Period and on the effective date of any change in the Reserve Adjustment.

1.2  Advances

     shall mean the disbursement of loan proceeds under the Revolving Loan. An Advance shall not constitute a "payment order" under R.C.W. (S)62A.4A-103.

1.3  Affiliate(s)

     shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

1.4  Agent-Related Persons

     shall mean Agent, its affiliates, and all officers, directors, and employees of Agent and such affiliates.

1.5  Available Amount

     shall mean at any time the amount of the Credit Limit, minus the combined unpaid balance of the Revolving Notes, minus the principal amount of any long-term permanent refinancing obtained by Borrower for the KOMO Block Project.

1.6  Business Day

     shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington, are authorized or required by law to close.

1.7  Capitalization Ratio

     shall mean the ratio of (a) Funded Debt, to (b) the sum of Funded Debt plus shareholders' equity (as determined in accordance with GAAP).

1.8  Commencement Date

     shall mean the first day of any Interest Period as requested by Borrower.

1.9  Credit Limit

     shall mean $35,000,000, increasing to $75,000,000 on January 1, 1999, to $85,000,000 on January 1, 2000, and to $100,000,000 on January 1, 2001,
contingent on Borrower paying to Agent for the account of Banks at the time of each increase a step up fee equal to 0.10% of the principal amount of the increase (e.g., 0.10% of $40,000,000 on the increase to $75,000,000).

1.10  Debt

     shall mean all consolidated obligations, on a GAAP basis, included in the liability section of a balance sheet of Borrower.

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1.11  EBITDA

     shall mean earnings before interest expense, taxes, depreciation, and amortization for the most recent four quarters.

1.12  ERISA

     shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13  Floating Rate Loans

     shall mean those portions of principal of the Revolving Notes accruing interest at the Reference Rate.

1.14  Funded Debt

     shall mean all consolidated interest-bearing Debt (including capital lease obligations) of Borrower and its Subsidiaries, and all interest-bearing indebtedness guaranteed (in whole or in part) by Borrower or any of its Subsidiaries.

1.15  GAAP

     shall mean generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by Borrower.

1.16  Interest Payment Dates

     shall mean the last Business Day of each month as to each Floating Rate Loan and the last day of each Interest Period as to each LIBOR Rate Loan (and if the Interest Period is more than three months, the end of the third month of the Interest Period shall also be an Interest Payment Date), and upon maturity, including upon maturity by acceleration.

1.17  Interest Period

     shall mean the period commencing on the date of any Advance at or conversion to an Adjusted LIBOR Rate and ending on any date thereafter as selected by Borrower, subject to the restrictions of Section 4.3. If any Interest Period would end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day, unless the next succeeding Business Day falls in the next month, in which case the Interest Period shall be shortened to the preceding Business Day.

1.18  KOMO Block Project

     shall mean a new 300,000 square foot complex to house KOMO-TV, other Fisher entities, and business tenants.

1.19  LIBOR Rate

     shall mean for any Interest Period the per annum rate, calculated on the basis of actual number of days elapsed over a year of 360 days, for U.S. Dollar deposits for a period equal to the Interest Period appearing on the display designated as "Page 3750" on the Telerate Service (or such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m., London time, on the day which is two London Banking Days prior to the first day of the Interest Period. If there is no applicable quote available from the Telerate Service, the LIBOR Rate shall be determined by Agent in its sole discretion as the rate of interest at which dollar deposits for the applicable Interest Period and in the amount of the LIBOR Rate Loan requested would be offered to major banks in the London interbank market at approximately 11:00 a.m. (London time) on a London Banking Day two Business Days prior to the Commencement Date.

1.20  LIBOR Rate Loans

     shall mean those portions of principal of the Revolving Notes accruing interest at the Adjusted LIBOR Rate.

1.21  Loan Documents

     shall mean collectively this Agreement, the Revolving Notes, and all other agreements, documents, and instruments now or later executed in connection with this Agreement.

1.22  London Banking Day

     shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in London, England, are authorized or required by law to close.

1.23  Majority Banks

     shall mean Banks holding 67% of the Pro Rata Shares.

1.24  Margin

     shall mean (a) as to LIBOR Rate Loans, the "LIBOR Margin" as determined by the following chart; and (b) as to the calculation of the commitment fee under
Section 2.5, the "Fee Margin" as determined by the following chart:


======================================================================
          Capitalization Ratio*             LIBOR Margin   Fee Margin
----------------------------------------------------------------------
? .40 to 1                                          0.40%       0.125%
----------------------------------------------------------------------
? .50 to 1                                          0.50%       0.150%
----------------------------------------------------------------------
? .60 to 1                                         0.625%       0.200%

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======================================================================
          Capitalization Ratio*             LIBOR Margin   Fee Margin
----------------------------------------------------------------------
? .65 to 1                                         0.875%       0.275%
======================================================================

* as determined based on the most recently delivered quarterly consolidated financial statement of Borrower.


Upon receipt of a quarterly financial statement showing a decrease or increase in Capitalization Ratio which places Borrower in a new pricing category, all Advances and commitment fees shall begin being calculated at the higher or lower margin, as the case may be, for the period beginning on the date 60 days after the end of the quarter reported on in such statement.

1.25  Obligations

     shall mean the Revolving Notes, and all fees, costs, expenses, and indemnifications due to Agent and Banks under this Agreement.

1.26  Person

     shall mean any individual, partnership, corporation, business trust, unincorporated organization, joint venture, limited liability company, or any governmental entity, department, agency, or political subdivision.

1.27  Plan

     shall mean any employee benefit plan or other plan maintained for Borrower's employees and covered by Title IV of ERISA, excluding any plan created or operated by or for any labor union.

1.28  Pro Rata Share(s)

     shall mean the following percentages as to the Bank indicated:

     SEAFIRST      60%
     U.S. BANK     40%

1.29  Reference Rate

     shall mean the rate of interest publicly announced from time to time by Agent in San Francisco, California, as its "Reference Rate," calculated on the basis of actual number of days elapsed over a year of 365/366 days. The Reference Rate is set based on various factors, including Agent's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans. Agent may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Reference Rate.

1.30  Reserve Adjustment

     shall mean as of any day the remainder of one minus that percentage (expressed as a decimal) which is the highest of any such percentages established by the Board of Governors of the Federal Reserve System (or any successor) for required reserves (including any emergency, marginal, or supplemental reserve requirement) regardless of the aggregate amount of deposits with said member bank and without benefit of any possible credit, proration, exemptions, or offsets for time deposits established at offices of member banks located outside of the United States or for eurocurrency liabilities, if any.

1.31  Subsidiary(ies)

     of a Person shall mean any Person of which more than 50% of the voting stock, membership interests, or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of Borrower.

1.32  Termination Date

     shall mean March 31, 2003, or such earlier date upon which Banks' commitment to lend is terminated pursuant to Subsection 10.2(a); provided, that Borrower may request Banks to extend the Termination Date by giving written notice of such request to Agent by January 31, 2001, which must indicate whether such request is for a one-year or two-year extension. Banks shall give their response to such request by March 31, 2001. Upon the mutual written consent of Agent and all Banks, which any one or more of them may withhold in their sole discretion, such extension shall be granted upon payment of a fee of $75,000 for an extension of one year or $100,000 for an extension of two years.

                                   ARTICLE 2
                                 Revolving Loan

2.1  Revolving Loan Facility.

     Subject to the terms and conditions of this Agreement and to the extent of its Pro Rata Share of the Credit Limit, each Bank shall make Advances to Borrower from time to time, until the Termination Date ("Revolving Loan"), with the aggregate principal amount at any one time outstanding not to exceed the Credit Limit. Borrower may use the Revolving Loan by borrowing, repaying and reborrowing the Available Amount, in whole or in part; provided that Borrower shall fully and finally repay the Revolving Loan on the Termination Date. No Bank shall be liable for any failure of any other Bank to fund its Pro Rata Share of Advances. At no time shall any Bank be obligated to make Advances that exceed its Pro Rata Share of the Credit Limit. Each borrowing by Borrower under this Agreement shall constitute a representation and warranty by Borrower as of the date of each such borrowing that the conditions precedent contained in Sections 5.6 and 5.7 of this Agreement have been satisfied.

2.2  Revolving Notes.

     The obligation of Borrower to repay the Revolving Loan shall be evidenced by two promissory notes (including all renewals, modifications and extensions thereof, collectively called the "Revolving Notes") made by Borrower to the order of each of the Banks, and shall bear interest as provided in Article 4. The Revolving Notes shall be unsecured and shall be in substantially the same form as Exhibits A-1 and A-2 attached. Each of the Banks shall note on its internal records each Advance made by it, each payment on its respective Revolving Note and any interest rate conversions; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Revolving Loan shall not limit or otherwise affect the obligations of Borrower under this Agreement or under any such Revolving Note to such Bank.

2.3  Procedure for Floating Rate Loans.

     In accordance with all terms and conditions of this Agreement, Borrower may borrow at the Reference Rate under the Revolving Loan on any Business Day. Borrower shall give Agent irrevocable notice (written or oral, but with oral requests to be confirmed promptly in writing) specifying the amount to be borrowed on or before 9:30 a.m., Seattle time, on the day that a Floating Rate Loan is requested; all Floating Rate Loans shall be discretionary to the extent notification by Borrower is given subsequent to that time. Agent shall advise each Bank by 11:00 a.m., Seattle time, of a request for a Floating Rate Loan, and each Bank shall make available to Agent its respective Pro Rata Share of such requested Floating Rate Loan no later than 12:00 noon, Seattle time, on the date of Floating Rate Loan. Whether or not any Bank fails to fund its Pro Rata Share of a Floating Rate Loan, each Bank shall only be obligated to disburse to Agent such Bank's Pro Rata Share of such requested Floating Rate Loan.

2.4  Procedure for LIBOR Rate Loans.

     In accordance with all terms and conditions of this Agreement, Borrower may borrow at the Adjusted LIBOR Rate under the Revolving Loan on any Commencement Date. In accordance with Section 4.2, Borrower shall give Agent irrevocable notice (written or oral, but with oral requests to be confirmed promptly in writing), no later than 9:30 a.m. on a London Banking Day three Business Days prior to the requested Commencement Date, specifying the amount to be borrowed, the Interest Period, and the requested borrowing date, and on the Commencement Date each Bank shall make available to Agent its respective Pro Rata Share of such requested LIBOR Rate Loan no later than 12:00 noon, Seattle time, on the date of the LIBOR Rate Loan. Whether or not any Bank fails to fund its Pro Rata Share of a LIBOR Rate Loan, each Bank shall only be obligated to disburse to Agent such Bank's Pro Rata Share of such requested LIBOR Rate Loan. At the time that Agent learns of any change in the Reserve Adjustment, Agent shall notify Borrower of the change and of the impact on any LIBOR Rate Loans then outstanding.

2.5  Facility Fee.

     On the last Business Day of each quarter beginning with the quarter ending June 30, 1998, and upon termination of Banks' commitment to make Advances either by agreement of the parties or by the operation of Section 10.2(a), Borrower shall pay to Agent for the account of Banks, in accordance with their respective Pro Rata Shares, in arrears a commitment fee equal to Fee Margin per annum multiplied by the difference between the Credit Limit and the daily combined outstanding principal balance of the Revolving Notes.

                                   ARTICLE 3
                                   Guaranties

     The Obligations shall be absolutely and unconditionally guaranteed by Fisher Broadcasting Inc., Fisher Mills Inc., and Fisher Properties Inc., each a Washington corporation, jointly and severally, in form satisfactory to Agent. Borrower authorizes Agent to release to any of the aforementioned guarantors all information Agent possesses concerning Borrower or any loans, credits, or other financial accommodations made to Borrower by Agent or Banks.


                                   ARTICLE 4
                             Interest Rate Options

4.1  Interest Rates and Payment Date.

      The Revolving Notes shall each bear interest from the date of Advance on the unpaid principal balance outstanding from time to time at the Reference Rate or Adjusted LIBOR Rate as selected by Borrower and all accrued interest shall be payable in arrears on each Interest Payment Date.

4.2  Procedure.

      Borrower may, on any London Banking Day three London Banking Days before a Commencement Date, request Agent to give an Adjusted LIBOR Rate quote for a specified loan amount and Interest Period. Agent will then quote to Borrower the then-current Adjusted LIBOR Rate. Borrower shall have two hours from the time of the quote to elect an Adjusted LIBOR Rate by giving Agent irrevocable notice of such election.

4.3  Option Restrictions.

      Each Interest Period shall be one, two, three, or six months. In no event shall an Interest Period extend beyond the Termination Date. The minimum amount of a LIBOR Rate Loan shall be $1,000,000. No more than 12 different LIBOR Rate Loans may be outstanding at any one time.

4.4  Prepayments.

      If Borrower prepays all or any portion of a LIBOR Rate Loan prior to the end of an Interest Period, there shall be due at the time of any such prepayment the Prepayment Fee, determined in accordance with Form 51-6325, which shall be attached as Exhibit 1 to each Revolving Note, based on calculations as determined by each Bank. Each Bank shall notify Agent of its calculation, and Agent will invoice Borrower therefor. Floating Rate Loans may be prepaid on any Business Day without premium or penalty.

4.5  Conversion to Reference Rate.

      The Revolving Notes shall each bear interest at the Reference Rate unless an Adjusted LIBOR Rate is specifically selected. At the termination of any Interest Period, each LIBOR Rate Loan shall convert to a Floating Rate Loan unless Borrower directs otherwise pursuant to Section 4.2.

4.6  Inability to Participate in Market.

      If Banks in good faith cannot participate in the offshore U.S. dollar market for legal or practical reasons, and so notify Agent, the Adjusted LIBOR Rate shall cease to be an interest rate option. Agent shall notify Borrower if and when Banks notify Agent that it has again become legal or practical to participate in the Eurodollar market, at which time the Adjusted LIBOR Rate shall resume being an interest rate option.

4.7  Costs.

      Borrower shall, as to LIBOR Rate Loans, reimburse Agent, for the account of Banks, for all costs, taxes, and expenses, and defend and hold Banks harmless for any liabilities, which Banks may incur as a consequence of any changes in the cost of participating in, or in the laws or regulations affecting, the Eurodollar market, including any additional reserve requirements, except to the extent such costs are already calculated into the Adjusted LIBOR Rate. This covenant shall survive this Agreement and the payment of the Revolving Notes.

4.8  Basis of Quotes.

      Borrower acknowledges that Agent or Banks may or may not in any particular case actually match-fund a LIBOR Rate Loan. Whether the mechanism for setting a particular rate in fact represents the actual cost to Banks for any particular dollar or Eurodollar deposit or any LIBOR Rate Loan will depend upon how such Bank actually chooses to fund the LIBOR Rate Loan. By electing an Adjusted LIBOR Rate, Borrower waives any right to object to Agent's means of calculating the Adjusted LIBOR Rate quote accepted by Borrower.


                                   ARTICLE 5
                             Conditions of Lending

     Banks' obligation to make the initial Advance is subject to the conditions precedent listed in Sections 5.1 through 5.5, and to make subsequent Advances is subject to the conditions precedent listed in Sections 5.6 and 5.7, unless waived by all Banks in writing:

5.1  Authorization.

      Borrower shall have delivered to Agent a certified copy of the resolution of Borrower's board of directors authorizing the transactions contemplated by this Agreement and the execution, delivery, and performance of all Loan Documents, together with appropriate certificates of incumbency. Each corporate guarantor shall have delivered to Agent a certified copy of a resolution of such guarantor's board of directors, satisfactory in form to Agent, authorizing its guaranty.

5.2  Documentation.

      Borrower shall have executed and delivered to Agent all documents to reflect the existence of the Obligations.

5.3  Guaranties.

      Each guarantor shall have executed and delivered its guaranty to Agent, and each such guaranty shall remain in full force and effect.

5.4  Closing Fees.

      Borrower shall have paid to Agent the upfront fee due on closing described in the commitment letter dated November 21, 1997 (revised), from Robert M. Ingram III to David D. Hillard; Agent shall have paid to U.S. Bank the fees described in the letter dated April 6, 1998, from Dora Brown to Peter Bentley; and Borrower shall have paid the costs and expenses required to be paid pursuant to Section 11.3.

5.5  Proof of Insurance.

      Proof of insurance on the KOMO Block Project, satisfactory to Banks, shall have been provided to Agent.

5.6  Representations and Warranties.

      The representations and warranties made by Borrower in the Loan Documents and in any certificate, document, or financial statement furnished at any time shall continue to be true and correct, except to the extent that such representations and warranties expressly relate to an earlier date.

5.7  Compliance.

      No Default or other event which, upon notice or lapse of time or both would constitute a Default, shall have occurred and be continuing, or shall exist after giving effect to the advance of credit to be made.

                                   ARTICLE 6
                         Representations and Warranties

     To induce Banks to enter into this Agreement, Borrower represents, warrants, and covenants to Agent and Banks as follows:

6.1  Existence.

      Borrower and its Subsidiaries are each in good standing as a corporation under the laws of the state of Washington, has the power, authority, and legal right to own and operate its property or lease the property it operates and to conduct its current business; and is qualified to do business and is in good standing in all other jurisdictions where the ownership, lease, or operation of its property or the conduct of its business requires such qualification.

6.2  Enforceability.

      The Loan Documents, when executed and delivered by Borrower, shall be enforceable against Borrower in accordance with their respective terms, subject to rules of equity and to bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general.

6.3  No Legal Bar.

      The execution, delivery, and performance by Borrower and its Subsidiaries of the Loan Documents, and the use of the loan proceeds, shall not, to the best of Borrower's knowledge, violate any currently-existing law or regulation applicable to Borrower or any of its Subsidiaries; any ruling applicable to Borrower or any of its Subsidiaries of any court, arbitrator, or governmental agency or body of any kind; Borrower's or any of its Subsidiaries' organizational documents; any security issued by Borrower or any of its Subsidiaries; or any mortgage, indenture, lease, contract, undertaking, or other agreement to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or any of its respective property may be bound.

6.4  Financial Information.

      By submitting each of the financial statements required by Subsection 7.4
(a) and 7.4 (b), Borrower is deemed to represent and warrant that, to the best of Borrower's knowledge: (a) such statement is complete and correct and fairly presents the financial condition of Borrower as of the date of such statement;
(b) such statement discloses all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent; and (c) such statement has been prepared in accordance with GAAP. As of this date, to the best of Borrower's knowledge, there has been no adverse change in Borrower's financial condition since preparation of the last such financial statements delivered to Banks which would materially impair Borrower's ability to repay the Obligations.

6.5  Liens and Encumbrances.

      As of this date, Borrower and each of its Subsidiaries has, to the best of Borrower's knowledge, good and marketable title to its property free and clear of all security interests, liens, encumbrances, or rights of others, except as disclosed in writing to Banks, and except for taxes which are not yet delinquent and for conditions, restrictions, easements, and rights of way of record which do not materially affect the use of any of Borrower's or any such Subsidiary's property.

6.6  Litigation.

      Except as disclosed in writing to Banks, there is no threatened (to Borrower's knowledge) or pending litigation, investigation, arbitration, or administrative action which may materially adversely affect Borrower's or any of its Subsidiaries' business, property, operations, or financial condition.

6.7  Payment of Taxes.

      To the best of Borrower's knowledge, Borrower and each of its Subsidiaries has filed or caused to be filed all tax returns when required to be filed; and has paid all taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties, and other charges levied or assessed against Borrower or any such Subsidiary or any of its respective property imposed on it by any governmental authority, agency, or instrumentality that are due and payable (other than those returns or payments of which the amount, enforceability, or validity are contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower's or any such Subsidiary's books).

6.8  Employee Benefit Plan.

      To the best of Borrower's knowledge, Borrower and each of its Subsidiaries is in compliance in all respects with the provisions of ERISA and the regulations and published interpretations thereunder. Borrower and each of its Subsidiaries has not engaged, to the best of Borrower's knowledge, in any acts or omissions which would make it liable to the Plan, to any of its participants, or to the Internal Revenue Service, under ERISA.

6.9  Misrepresentations.

      To the best of Borrower's knowledge, no information, exhibits, data, or reports furnished by Borrower or any of its Subsidiaries or delivered to Agent or Banks in connection with Borrower's application for credit misstates any material fact, or omits any fact necessary to make such information, exhibits, data, or reports not misleading.

6.10  No Default.

      To the best of Borrower's knowledge, Borrower is not in default in any Loan Document, nor is Borrower nor any of its Subsidiaries in default under any material contract, agreement, or instrument to which it is a party.

6.11  Year 2000 Compliance.

      Borrower is actively assessing the impact of the upcoming change in the century on its computer software and hardware, and on Borrower's products, services, and competitive conditions. Certain software applications have been identified for replacement prior to the year 2000. Based on Borrower's analysis to date, Borrower believes that the impact of year 2000 issues will not be material to Borrower's business, operations, or financial condition, and that the cost of remediating such matters will not be material. However, the impact of the failure of computer systems of customers, vendors, and others with whom Borrower does business is uncertain and has not been assessed by Borrower.

6.12  No Burdensome Restrictions.

      To the best of Borrower's knowledge, no contract or other instrument to which Borrower or any of its Subsidiaries is a party, or order, award, or decree of any court, arbitrator, or governmental agency, materially impairs Borrower's or any such Subsidiary's ability to repay the Obligations.

6.13  Margin Stock.

      Neither Borrower nor any of its Subsidiaries is engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" margin stock under Regulation U of the Board of Governors of the Federal Reserve System. Borrower shall not use any part of the proceeds of any Advance for any purpose which violates or is inconsistent with the provisions of Regulation G, T, U, or X of such Board of Governors, as the same may be amended, supplemented, or modified from time to time.


                                   ARTICLE 7
                             Affirmative Covenants

     So long as this Agreement shall remain in effect, or any liability exists under the Loan Documents, Borrower shall, and with respect to Sections 7.5 through 7.10 Borrower and each of its Subsidiaries shall, unless the Majority Banks waive compliance in writing:

7.1  Use of Proceeds.

      Use the proceeds of the Revolving Loan for construction financing for the KOMO Block Project and for working capital or other general corporate purposes.

7.2  Capitalization Ratio.

      Maintain a Capitalization Ratio of not more than 0.65 to 1, measured as of each fiscal quarter end.

7.3  EBITDA Ratio.

      Maintain a ratio of Funded Debt to EBITDA in a ratio of not more than 3.50 to 1, measured as of each fiscal quarter end.

7.4  Financial Information.

      Maintain a standard system of accounting in accordance with GAAP and furnish to Agent, with enough copies for Agent and each Bank, the following:

          (a) Quarterly Financial Statements. As soon as available and, in any event, within 60 days after the end of each except the last fiscal quarter of each fiscal year, a copy of the consolidated statement of income and retained earnings of Borrower for the quarter and for the current fiscal year through such quarter, and for each such quarter a copy of the consolidated balance sheet, consolidated statement of shareholders' equity, and consolidated statement of cash flow of Borrower as of the end of such quarter, setting forth, in each case, in comparative form, figures for the corresponding period of the preceding fiscal year, all in reasonable detail and satisfactory in scope to Agent, prepared under the supervision of the chief financial officer of Borrower, and in form and substance satisfactory to Agent;

          (b) Annual Financial Statements. As soon as available and, in any event, within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet, consolidated statement of income and retained earnings, consolidated statement of shareholders' equity, and consolidated statement of cash flow of Borrower for such year, setting forth in each case, in comparative form, corresponding figures from the preceding annual statements, each audited by independent certified public accountants of recognized standing selected by Borrower and satisfactory to Agent certifying that such statement is complete and correct, fairly presents without qualification the financial condition of Borrower for such period, is prepared in accordance with GAAP, and has been audited in conformity with generally accepted auditing standards;

          (c) Internal Reports. Quarterly internal financial reports of each guarantor within 60 days of each fiscal quarter end, and annual internal financial reports of each guarantor within 120 days of each fiscal year end;

          (d) Other Certificates. Together with the delivery of the financial statements required by Subsections 7.4(a) and 7.4 (b), a certificate of the chief financial officer of Borrower, in the form of Exhibit B attached; and

          (e) Additional Financial Information. As soon as available and, in any event, within ten days after request, such other financial data, information, or documentation as Agent may reasonably request.

7.5  Maintenance of Existence.

      Preserve and maintain its existence, powers, and privileges in the jurisdiction of its formation, and qualify and remain qualified in each jurisdiction in which its presence is necessary or desirable in view of its business, operations, or ownership of its property. Borrower and each of its Subsidiaries shall also maintain and preserve all of their property which is necessary or useful in the proper course of its business, in good working order and condition, ordinary wear and tear excepted.

7.6  Books and Records.

      Keep accurate and complete books, accounts, and records in which complete entries shall be made in accordance with GAAP, reflecting all financial transactions of Borrower and any such Subsidiary.

7.7  Access to Premises and Records.

      At all reasonable times and as often as Agent or Banks may reasonably request, permit any authorized representative designated by Agent or Banks to have access to any premises or property of Borrower and each such Subsidiary where financial records of Borrower or any such Subsidiary are located, including all records relating to the finances, operations, and procedures of Borrower and each such Subsidiary, to view financial records and to make copies of or abstracts from such records.

7.8  Notice of Events.

      Furnish Agent prompt written notice of:

          (a) Proceedings. Any proceeding instituted by or against Borrower or any such Subsidiary in any court or before any commission or regulatory body, or any proceeding threatened against it in writing by any governmental agency which if adversely determined would have a material adverse effect on Borrower's or any such Subsidiary's business, property, or financial condition, or where the amount involved is $3,000,000 or more and not covered by insurance;

          (b) Material Development. Any material development in any such proceeding referred to in Subsection 7.8(a);

          (c) Defaults. Any accident, event, or condition which is or, with notice or lapse of time or both, would constitute a Default, or a default under any other agreement to which Borrower or any such Subsidiary is a party; and

          (d) Adverse Effect. Any other action, event, or condition of any nature which could result in a material adverse effect on the business, property, or financial condition of Borrower or any of its Subsidiaries.

7.9  Payment of Debts and Taxes.

      Pay all Debt and perform all obligations promptly and in accordance with their terms, and pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower or any such Subsidiary, its property, or revenues prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies, or otherwise which, if unpaid, might become a lien or charge upon Borrower's or any such Subsidiary's property. Neither Borrower nor or any such Subsidiary shall, however, be required to pay or discharge any such obligation, tax, assessment, charge, levy, or claim so long as its enforceability, amount, or validity is contested in good faith by appropriate proceedings.

7.10  Insurance.

      Maintain commercially adequate levels of coverage with financially sound and reputable insurers, including, without limitation:

          (a) Property Insurance. Insurance on all property of a character usually insured by organizations engaged in the same or similar type of business as Borrower or any such Subsidiary against all usually insured-against risks, casualties, and losses through extended coverage or otherwise and of the kind customarily insured against by such organizations;

          (b) Liability Insurance. Public liability insurance against tort claims which may be asserted against Borrower or any such Subsidiary; and

          (c) Additional Insurance. Such other insurance as may be required by law.


                                   ARTICLE 8
                               Negative Covenants

     So long as Banks have a commitment to make Advances under the Revolving Loan, or any Obligations are outstanding, neither Borrower nor any of its Subsidiaries shall, without prior written consent of Majority Banks (which consent shall not be unreasonably withheld or delayed):

8.1  Securities Portfolio.

      Create, incur, or assume, or agree to create, incur, or assume any lien, whether consensual or nonconsensual, on any investment securities owned by Borrower or any such Subsidiary.

8.2  Disposition of Assets.

      Sell, transfer, lease, or otherwise assign or dispose of more than 10% of Borrower's consolidated total assets, excluding transactions involving Fisher Properties Inc., to any Person, outside the ordinary course of business; nor shall Borrower cease to own all common stock of Fisher Broadcasting Inc., Fisher Mills Inc., and Fisher Properties Inc.

8.3  Mergers.

      Become a party to a merger, consolidation, or like corporate change, other than where Borrower or a Subsidiary is the surviving corporation, and neither
Section 7.2 nor 7.3 is thereby violated.

8.4  ERISA.

      Engage in a Prohibited Transaction (as defined under ERISA) or a violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in consolidated liability of Borrower of $3,000,000 or more.

8.5  Dissolution.

      Adopt an agreement or resolution for dissolving Borrower, Fisher Broadcasting Inc., Fisher Mills Inc., or Fisher Properties Inc.

8.6  Permissible Investments.

      Make any investment outside the ordinary course of Borrower's or any such Subsidiary's business, except:

          (a) Certificates of Deposit. Investments in certificates of deposit maturing within one year from the date of acquisition from any one or more of the top 100 commercial banks in the United States;

          (b) Commercial Paper. Prime commercial paper with maturities of less than one year;

          (c) U. S. Government Paper. Obligations issued or guaranteed by the United States Government or its agencies; and

          (d) Other Investments. Other investments, including but not limited to capital investments in stock, shares, licenses, or other equity interests in any businesses, not exceeding $25,000,000 in the aggregate.

8.7  Permissible Loans.

      Make any loans or other extensions of credit to any individual or entity outside the ordinary course of business, except for loans or extensions of credit that do not exceed an aggregate amount of $3,000,000 outstanding at any one time, on a consolidated basis.


                                   ARTICLE 9
                                     Agent

9.1  Appointment and Authorization; "Agent".

      Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates, and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2  Delegation of Duties.

      Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

9.3  Liability of Agent.

      None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation, or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability, or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

9.4  Reliance by Agent.

          (a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement, or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants, and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
          Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document, in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Article 5, each Bank that has executed this Agreement shall be deemed to have consented to, approved, or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance, or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Bank.

9.5  Notice of Default.

      Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest, and fees required to be paid to Agent for the account of Banks, unless Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default, and stating that such notice is a "notice of default." Agent will notify Banks of its receipt of any such notice. Agent shall take such action with respect to such Default as may be requested by the Majority Banks in accordance with Article 10; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Banks.

9.6  Credit Decision.

      Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial, and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower under this Agreement. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial, and other condition and creditworthiness of Borrower. Except for notices, reports, and other documents expressly herein required to be furnished to Banks by Agent, Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial, and other condition or creditworthiness of Borrower which may come into the possession of any of the Agent-Related Persons.

9.7  Indemnification of Agent.

      Whether or not the transactions contemplated by this Agreement are consummated, Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), in accordance with their respective Pro Rata Share, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including outside or in-house attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, insolvency proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to in this Agreement, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations and the resignation or replacement of Agent. For purposes of this Section, "Indemnified Liabilities" shall mean any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses, and disbursements (including both outside and in-house attorneys' fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Revolving Loan and the termination, resignation, or replacement of the Agent or replacement of any
Bank) be imposed on, incurred by, or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation, or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Revolving Loan or the use of the proceeds thereof.

9.8  Agent in Individual Capacity.

      Seafirst and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates as though Seafirst were not Agent hereunder and without notice to or consent of Banks. Banks acknowledge that, pursuant to such activities, Seafirst or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Revolving Note, Seafirst shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Agent, and the terms "Bank" and "Banks" include Seafirst in its individual capacity.

9.9  Successor Agent.

      Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to Banks. If Agent resigns under this Agreement, the Majority Banks shall appoint from among Banks a successor agent for Banks. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Banks and Borrower, a successor agent from among Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor agent; and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 and Section 11.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.


                                   ARTICLE 10
                       Events and Consequences of Default

10.1  Events of Default.

      Any of the following events shall constitute a default by Borrower and each of its Subsidiaries under the terms of this Agreement, the Revolving Notes, and all other Loan Documents ("Default"); provided, that no event described in Subsections 10.1 (d), (e), (f), or (g)(i) shall be deemed a Default unless such event continues unremedied for 30 days after written notice thereof has been given to Borrower by Agent; and provided, in the case of Subsection 10.1(b), if the event is one which cannot reasonably be remedied within 30 days, such event shall not be deemed a Default so long as Borrower is diligently pursuing a cure, with such extended cure period to be no longer than six months after notice of default has been given to Borrower by Agent:

          (a) Nonpayment. Any payment or reimbursement due or demanded under this Agreement or any Loan Document is not made within five days of the date when due;

          (b) Breach of Warranty. Any representation or warranty made in connection with this Agreement or any other Loan Document, or any certificate, notice, or report furnished pursuant hereto, is determined by any Bank to be false in any respect when made, and is relied upon by such Bank to its detriment, or any of Borrower's or any of its Subsidiaries' representations regarding the "year 2000 problem" cease to be true, whether or not true when made, and as a result Bank reasonably believes that Borrower's or any of its Subsidiaries' financial condition or its ability to pay its debts as they come due will thereby be materially impaired;

          (c) Failure to Perform. Any other term, covenant, or agreement contained in any Loan Document is not performed or satisfied, and, if remediable, such failure continues unremedied for 30 days after written notice thereof has been given to Borrower by Agent;

          (d) Defaults on Other Obligations. There exists a default in the performance of any other agreement or obligation for the payment of borrowed money of $3,000,000 or more, for the deferred purchase price of property or services, or for the payment of rent under any lease, whether by acceleration or otherwise, which would permit such obligation to be declared due and payable prior to its stated maturity; and such default continues for 30 days after Borrower or the Subsidiary so affected receives written notice thereof from the creditor so affected;

          (e) Guaranties. Any guarantor of all or any portion of the Obligations revokes or attempts to revoke such guaranty, whether with respect to future transactions or outstanding Obligations, or otherwise breaches the terms and conditions of such guaranty;

          (f) Loss, Destruction, or Condemnation of Property. A portion of Borrower's or any of its Subsidiary's property is affected by any uninsured loss, damage, destruction, theft, sale, or encumbrance other than created herein or is condemned, seized, or appropriated, the effect of which materially impairs Borrower's or any such Subsidiary's financial condition or its ability to pay its debts as they come due;

          (g) Attachment Proceedings and Insolvency. Borrower, any Subsidiary or any of its respective property is affected by any:

               (i) Judgment lien, execution, attachment, garnishment, general assignment for the benefit of creditors, sequestration, or forfeiture, to the extent Borrower's or any such Subsidiary's financial condition or its ability to pay its debts as they come due is thereby materially impaired; or

               (ii) Proceeding under the laws of any jurisdiction relating to receivership, insolvency, or bankruptcy, whether brought voluntarily or involuntarily by or against Borrower or any such Subsidiary, including, without limitation, any reorganization of assets, deferment or arrangement of debts, or any similar proceeding, and, if such proceeding is involuntarily brought against Borrower or such Subsidiary, it is not dismissed within 60 days;

          (h) Judgments. Final judgment on claims not covered by insurance which, together with other outstanding final judgments against Borrower or any of its Subsidiaries, exceeds $3,000,000, is rendered against Borrower or any such Subsidiary and is not discharged, vacated, or reversed, or its execution stayed pending appeal, within 60 days after entry, or is not discharged within 60 days after the expiration of such stay; or

          (i) Government Approvals. Any governmental approval, registration, or filing with any governmental authority, now or later required in connection with the performance by Borrower or any of its Subsidiaries of its obligations under the Loan Documents, is revoked, withdrawn, or withheld, or fails to remain in full force and effect, except Borrower shall have 60 days after notice of any such event to take whatever action is necessary to obtain all necessary approvals, registrations, and filings, and provided that any such event shall not be deemed a Default unless the financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower and its Subsidiaries, taken as a whole, to pay the Obligations, is thereby materially impaired.

10.2  Remedies Upon Default.

      If any Default occurs under Subsection 10.1 (g) (ii), the Banks' commitment to make Advances shall immediately and automatically terminate (but Agent shall have no liability to any other Bank for any Advances made by Agent prior to Agent receiving actual notice of such occurrence, absent Agent's willful misconduct or gross negligence), and all Obligations, including all accrued interest, shall immediately and automatically become due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and Agent may immediately, upon receiving notice of such an occurrence, exercise any or all of the following remedies for Default; and if any other Default occurs and is continuing, Agent, upon direction of Majority Banks, shall, by notice from Agent to Borrower:

          (a) Terminate Commitments.  Terminate Banks' commitment to make
          Advances;

          (b) Suspend Commitments. Refuse to make further Advances until any Default has been cured;

          (c) Accelerate. Declare the Revolving Notes, together with all accrued interest, to be immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower;

          (d) Setoff. Exercise its right of setoff against deposit accounts of Borrower and/or any Subsidiary with Bank, or place an administrative freeze on any such accounts; and/or

          (e) All Remedies. Pursue any other available legal and equitable remedies.

In addition, each Bank shall have the right to set off against deposit accounts of Borrower and/or each Subsidiary at such Bank any amounts owing under the Obligations, including amounts in excess of such Bank's Pro Rata Share of the outstanding balance of the Obligations. Any such amounts, and any other amounts received by any Bank on account of the Obligations, other than from Agent, shall be delivered to Agent to be distributed to each Bank in accordance with its respective Pro Rata Share; provided, however, that if all or any portion of such payment turned over from a Bank to Agent and distributed to each Bank is thereafter recovered by Borrower or any such Subsidiary from such Bank, each Bank shall, in accordance with its respective Pro Rata Share, reimburse such other Bank for the amount so recovered. All of Banks' and Agent's rights and remedies in all Loan Documents shall be cumulative and can be exercised separately or concurrently. Borrower shall have no liability to any Bank with respect to any sum that Agent receives in accordance with this Agreement and fails to distribute to such Bank as required by this Agreement.

                                   ARTICLE 11
                                 Miscellaneous

11.1  Manner of Payments.

          (a) Payments on Nonbusiness Days. Whenever any event is to occur or any payment is to be made under any Loan Document on any day other than a Business Day, such event may occur or such payment may be made on the next succeeding Business Day and such extension of time shall be included in computation of interest in connection with any such payment.

          (b) Payments. All payments and prepayments to be made by Borrower shall be made to Agent when due, at Agent's office as may be designated by Agent, without offsets or counterclaims for any amounts claimed by Borrower to be due from Agent or Banks, in U.S. dollars and in immediately available funds.

          (c) Application of Payments. All payments made by Borrower shall be applied first against fees, expenses, and indemnities due; second, against interest due; and third, against principal, with Agent having the right, after a Default which is continuing, to apply any payments or collections received against any one or more of the Obligations in any manner which Banks, by unanimous consent, may choose. Except for payments made by Borrower to Agent for fees and indemnities due Agent, all payments made by Borrower shall be deemed to be made to Agent, as agent for Banks in accordance with each Bank's Pro Rata Share, and shall be distributed by Agent to Banks according to their respective Pro Rata Share. Any such payments which are received by a Bank shall be delivered immediately by such Bank to Agent for distribution to Banks in accordance with this subsection.

          (d) Recording of Payments. Agent is authorized to record on a schedule or computer-generated statement the date and amount of each Advance, all conversions between interest rate options, and all payments of principal and interest. All such schedules or statements shall constitute prima facie evidence of the accuracy of the information so recorded.

11.2  Notices.

      Agent may make Advances and conversions between interest rates based on telephonic, telex, and oral requests made by any Person whom Agent in good faith believes to be authorized to act on behalf of Borrower. All other notices, demands, and other communications to be given pursuant to any of the Loan Documents shall be in writing and shall be deemed received the earlier of when actually received, or two days after being mailed, postage prepaid and addressed as follows, or as later designated in writing:


Agent:                                  Banks:

SEAFIRST BANK                           SEAFIRST BANK
Seafirst Agency Services                Metropolitan Wholesale, Team 2
701 Fifth Avenue, 16th Floor            701 Fifth Avenue, 11th Floor
Seattle, Washington  98104              Seattle, Washington  98104
Attention:  Dora Brown                  Attention:  Robert M. Ingram III

Borrower:

FISHER COMPANIES INC.                   U.S. BANK NATIONAL ASSOCIATION
1525 One Union Square                   1420 Fifth Avenue, Floor 11
600 University Street                   Seattle, Washington  98101
Seattle, Washington  98101              Attention:  Peter Bentley
Attention:  David D. Hillard


11.3  Documentation Expenses.

      Borrower shall pay, reimburse, and indemnify Agent and Banks for all of Agent's and Banks' reasonable costs and expenses, including, without limitation, all accounting, appraisal, and report preparation fees or expenses, all attorneys' fees (including the allocated cost of in-house counsel), legal expenses, and recording or filing fees, incurred in connection with the negotiation, preparation, and execution of this Agreement and all other Loan Documents, and all amendments, supplements, or modifications thereto, and the perfection of all security interests, liens, or encumbrances that may be granted to Banks. Borrower acknowledges that any legal counsel retained or employed by Agent or Banks acts solely on Agent's and Banks' behalf and not on Borrower's behalf, despite Borrower's obligation to reimburse Agent and Banks for the cost of such legal counsel, and that Borrower has had sufficient opportunity to seek the advice of its own legal counsel with regard to this Agreement.

11.4  Collection Expenses.

      The nonprevailing party shall, upon demand by the prevailing party, reimburse the prevailing party for all of its costs, expenses, and reasonable attorneys' fees (including the allocated cost of in-house

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counsel) incurred in connection with any controversy or claim between said parties relating to this Agreement or any of the other Loan Documents, or to an alleged tort arising out of the transactions evidenced by this Agreement, including those incurred in any action, bankruptcy proceeding, arbitration or other alternative dispute resolution proceeding, or appeal, or in the course of exercising any judicial or nonjudicial remedies.

11.5  Waiver.

      No failure to exercise and no delay in exercising, on the part of Agent or Banks, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. Further, no waiver or indulgence by Agent or Banks of any Default shall constitute a waiver of Agent's and Banks' right to declare a subsequent similar failure or event to be a Default.

11.6  Assignment.

      This Agreement is made expressly for the sole benefit of Borrower and for the protection of Agent and Banks and their respective successors and assigns. The rights of Borrower hereunder shall not be assignable by operation of law or otherwise, without the prior written consent of Agent and Banks. Neither Bank may assign its rights to another Bank or to any other financial institution without the prior written consent of Borrower and Agent, which consent shall not be unreasonably withheld; provided that such consent shall not be required if a Default has occurred and is continuing.

11.7  Merger.

      The rights and obligations set forth in this Agreement shall not merge into or be extinguished by any of the Loan Documents, but shall continue and remain valid and enforceable. This Agreement and the other Loan Documents constitute Agent's and Banks' entire agreement with Borrower with regard to the Revolving Loan, and supersede all prior writings and oral negotiations. No oral or written representation, covenant, commitment, waiver, or promise of either Agent, any Bank, Borrower, or any of its Subsidiaries shall have any effect, whether made before or after the date of this Agreement, unless contained in this Agreement or another Loan Document, or in an amendment complying with
Section 11.8. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, TO EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

11.8  Amendments.

      No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower or any Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by Agent at the written request of the Majority Banks) and Borrower and acknowledged by Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and Borrower and acknowledged by Agent, do any of the following:

          (a) increase or extend the commitment of any Bank to make Advances (or reinstate any such commitment terminated pursuant to Section 10.2(a));

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to Banks (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Advance, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of total Pro Rata Shares which is required for Banks or any of them to take any action hereunder; or

          (e) amend this Section or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver, or consent shall, unless in writing and signed by Agent in addition to the Majority Banks or all Banks, as the case may be, affect the rights or duties of Agent under this Agreement or any other Loan Document, and (ii) the fee letters referred to in Section 5.4 may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

11.9  Mandatory Arbitration.

          (a) At the request of Agent, any Bank, or Borrower, any controversy or claim between Agent and Banks and Borrower, arising from or relating to this Agreement or any of the other Loan Documents, or arising from an alleged tort, shall be settled by arbitration in Seattle, Washington. The United States Arbitration Act shall apply even though this Agreement is otherwise governed by Washington law. The proceedings shall be administered by the American

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          Arbitration Association under its commercial rules of arbitration. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction over the parties. The institution and maintenance of an action for judicial relief or pursuit of an ancillary or provisional remedy shall not constitute a waiver of the right of either party, including the plaintiff, to submit the controversy or claim to arbitration if such action for judicial relief is contested. For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this subsection is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this subsection is subject to any applicable statute of limitations. The arbitrator(s) will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. The parties consent to the joinder of any guarantor, hypothecator, or other party having an interest relating to the claim or controversy being arbitrated in any proceedings under this Section.

          (b) Notwithstanding the provisions of subsection 11.9(a), no controversy or claim shall be submitted to arbitration without the consent of all parties if at the time of the proposed submission, such controversy or claim arises from or relates to an obligation secured by real property.

          (c) No provision of this subsection shall limit the right of Borrower or Agent or Banks to exercise self-help remedies such as set-off, foreclosure, retention or sale of any collateral, or obtaining any ancillary, provisional, or interim remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration proceeding. The exercise of any such remedy does not waive the right of either party to request arbitration.

11.10  Construction.

      Each term of this Agreement and each Loan Document shall be binding to the extent permitted by law and shall be governed by the laws of the State of Washington, excluding its conflict of laws rules. If one or more of the provisions of this Agreement should be invalid, illegal, or unenforceable in any respect, the remaining provisions of this Agreement shall remain effective and enforceable. If there is a conflict among the provisions of any Loan Documents, the provisions of this Agreement shall be controlling. The captions and organization of this Agreement are for convenience only, and shall not be construed to affect any provision of this Agreement.

11.11  Counterparts.

      This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures to such counterparts were upon the same instrument. This Agreement shall become effective when Agent shall have received counterparts of the Agreement signed by all of the parties to the Agreement.

     DATED May 26, 1998.

Borrower:                               Agent:

FISHER COMPANIES INC.                   SEAFIRST BANK


By  /s/ David D. Hillard                By  /s/ Dora A. Brown

Title  Senior Vice President            Title  Vice President

Banks:

SEAFIRST BANK                           U.S. BANK NATIONAL ASSOCIATION


By  /s/ Robert M. Ingram, III           By  /s/ Peter Bentley

Title  Vice President                   Title  Senior Vice President


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

                       Consent of Subsidiaries/Guarantors

     The undersigned Subsidiaries, which are also guarantors of the Obligations, acknowledge receipt of a copy of the above Agreement, consent to its contents, and agree to each representation, warranty, and covenant applicable to them therein.

     DATED May 26, 1998.

FISHER BROADCASTING INC.                    FISHER PROPERTIES INC.


By  /s/ Patrick M. Scott                    By  /s/ Mark A. Weed
Title  President & CEO                      Title  President

FISHER MILLS INC.


By  /s/ Terry Barrans
Title  President

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